UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): September 23, 2004

                         Watts Water Technologies, Inc.
--------------------------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)

         Delaware                    1-11499                  04-2916536
--------------------------------------------------------------------------------
  (State or other juris-           (Commission               (IRS Employer
 diction of incorporation          File Number)           Identification No.)

 815 Chestnut Street, North Andover, MA                         01845
--------------------------------------------------------------------------------
(Address of principal executive offices)                      (Zip Code)

       Registrant's telephone number, including area code: (978) 688-1811


--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

      On September 23, 2004, Watts Water Technologies, Inc. (the "Company") entered into a Credit Agreement (the "Credit Agreement") among the Company, certain subsidiaries of the Company who become borrowers under the Credit Agreement, Bank of America, N.A. as Administrative Agent, Swing Line Lender and Letter of Credit Issuer, JPMorgan Chase Bank and Wachovia Bank, National Association, as Syndication Agents, KeyBank, National Association and SunTrust Bank, as Documentation Agents, and the other lenders referred to therein. The Credit Agreement provides for a $300 million, five-year, senior unsecured revolving credit facility, which replaces the unsecured revolving credit facility provided under the Revolving Credit Agreement dated as of February 28, 2002 (the "Prior Credit Agreement") among the Company, Watts Regulator Co., Watts Industries Europe B.V., Fleet National Bank and the other lenders referred to therein.

      Borrowings outstanding under the Credit Agreement bear interest at a fluctuating rate per annum equal to an applicable percentage equal to (i) in the case of Eurocurrency rate loans, the British Bankers Association LIBOR rate plus an applicable percentage, ranging from 0.45% to 1.00%, determined by reference to the Company's consolidated leverage ratio and debt rating, or (ii) in the case of base rate loans and swing line loans, the higher of (a) the federal funds rate plus 0.5% and (b) the annual rate of interest announced by Bank of America, N.A. as its "prime rate."

      As of September 24, 2004, the Company had approximately EUR 45.9 million of outstanding borrowings and approximately $32.1 million of outstanding standby letters of credit under the Credit Agreement.

      The Company's obligations under the Credit Agreement are initially guaranteed by certain of the Company's domestic and European subsidiaries and cash collateral deposited with the Administrative Agent from time to time.

      The Credit Agreement matures on September 23, 2009. Loans outstanding under the Credit Agreement may be repaid from time to time without premium or penalty, other than customary breakage costs, if any, in the case of prepayment of LIBOR (in the case of US Dollar) or Offshore LIBOR (in the case of EURO) borrowings.

      The Credit Agreement imposes various restrictions on the Company and its subsidiaries, including restrictions pertaining to: (i) the incurrence of additional indebtedness, (ii) limitations on liens, (iii) making distributions, dividends and other payments if the Company is in default under the Credit Agreement or such payment would result in a default, (iv) mergers, consolidations and acquisitions, (v) dispositions of assets, (vi) the maintenance of minimum consolidated net worth, certain consolidated leverage ratios and consolidated fixed charge coverage ratios, (vii) transactions with affiliates, and (viii) changes to governing documents.

      The Credit Agreement contains usual and customary events of default. If an event of default occurs and is continuing, the lenders have the right to accelerate and require the Company to repay all amounts outstanding under the Credit Agreement.

Item 1.02. Termination of a Material Definitive Agreement.

      The description of the Credit Agreement set forth under "Item 1.01 Entry into a Material Definitive Agreement" above is incorporated in this Item 1.02 by reference. In connection with entering into the Credit Agreement, on September 23, 2004 the Company terminated the Prior Credit Agreement and transferred all amounts outstanding thereunder to the Credit Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

      The description of the Credit Agreement set forth under "Item 1.01 Entry into a Material Definitive Agreement" above is incorporated in this Item 2.03 by reference.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  September 24, 2004                WATTS WATER TECHNOLOGIES, INC.

                                          By: /s/ William C. McCartney
                                              ------------------------------
                                              William C. McCartney
                                              Chief Financial Officer